 ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
WESTERN CAPITAL RESOURCES, INC.

The Undersigned, being a duly authorized officer of Western Capital Resources, Inc., a corporation organized under the laws of the State of Minnesota, to amend its Articles of Incorporation, as amended and restated on May 30, 2007, and subsequently amended on each of December 27, 2007 and March 18, 2008 (the “Articles of Incorporation”), in accordance with the Minnesota Business Corporation Act, hereby certifies:

FIRST:  The name of the corporation is Western Capital Resources, Inc.

SECOND:  A new Article VI to the Articles of Incorporation is hereby added, which will read as follows:

ARTICLE VI
CONTROL SHARE ACQUISITIONS

The corporation shall not be subject to the Minnesota Control Share Acquisition Act, Section 302A.671 of the Minnesota Business Corporation Act.

THIRD:  The foregoing amendment to the Articles of Incorporation shall be effective upon the filing of these Articles of Amendment.

In Witness Whereof, Western Capital Resources, Inc. has caused its duly authorized officer to execute these Articles of Amendment on this 29th day of March, 2010.

/s/ John Quandahl
John Quandahl
President, Chief Executive and
Chief Operating Officer, and
Chief Financial Officer